Exhibit 23 (e)13 to Form N-1A
Exhibit 1 under Item 601/ Reg. S-K
Exhibit EE
to the
Distributor's Contract

Federated World Investment Series, Inc.
Federated International Small-Mid Company Fund
Institutional Shares

In consideration of the mutual covenants set forth in the Distributor's Contract dated March 1, 1994, between Federated World Investment Series, Inc. and Federated Securities Corp., Federated World Investment Series, Inc. executes and delivers this Exhibit on behalf of the Institutional Shares of Federated International Small-Mid Company Fund, first set forth in this Exhibit.

Witness the due execution hereof this 1st day of March, 2008.

FEDERATED WORLD INVESTMENT SERIES, INC.

By:   /s/ J. Christopher Donahue

Name:  J. Christopher Donahue

Title:  President

FEDERATED SECURITIES CORP.

By:  /s/ Thomas E. Territa

Name:  Thomas E. Territ

Title:  President